UNAUDITED CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF MARCH 31, 2017 AND FOR THE THREE

MONTH PERIOD THEN ENDED

PRESENTED WITH COMPARATIVE FIGURES

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the unaudited consolidated condensed interim financial statements of the Company.

Terms	Definitions
BLL	Bodega Loma La Lata S. A.
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S. A.
CB	Corporate Bonds
CIESA	Compañía de inversiones de energía S. A.
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S. A.
CNV	Comisión Nacional de Valores Argentine Securities Commisssion
Corod	Corod Producción S. A.
CPB	Central Piedra Buena S. A.
CTG	Central Térmica Güemes S. A.
CTLL	Central Térmica Loma La Lata S. A.
CTP	Central Térmica Piquirenda
CYCSA	Comunicación y Consumos S. A.
DESA	Desarrollos Energéticos S. A.
EASA	Electricidad Argentina S. A.
EcuadorTLC	EcuadorTLC S. A.
Edenor	Empresa Distribuidora y Comercializadora Norte S. A.
Eg3 Red	Eg3 Red S. A.
ENRE	National Regulatory Authority of Electricity
FOCEDE	Fund works of consolidation and expansion of electrical distribution
FONINVEMEM	Fund for Investments required to increase the electric power supply in the WEM
Foundation	Pampa Energía Foundation committed to education (Foundation)
HIDISA	Hidroeléctrica Diamante S. A.
HINISA	Hidroeléctrica Los Nihuiles S. A.

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
IASB	International Accounting Standards Board
IEASA	IEASA S. A.
IGJ	Inspección General de Justicia - General Inspection of Justice
IGMP	Minimum Notional Income Tax
INDISA	Inversora Diamante S. A.
INNISA	Inversora Nihuiles S. A.
IPB	Inversora Piedra Buena S. A.
MEyM	Ministry of Energy and Mining
NIC	International Accounting Standards
NIIF	International Financial Reporting Standards
NYSE	New York Stock Exchange
Orígenes Retiro	Orígenes Seguros de Retiro S. A.
PACOSA	Pampa Comercializadora S. A.
PBI	Petrobras Bolivia Internacional S. A.
PELSA	Petrolera Entre Lomas S. A.
PEPASA	Petrolera Pampa S. A.
PEPCA	PEPCA S. A.
PHA	Petrobras Hispano Argentina S. A.
PISA	Pampa Inversiones S. A.
PP	Pampa Participaciones S. A.
PP II	Pampa Participaciones II S. A.
PPSL	Petrobras Participaciones S. L.
PYSSA	Préstamos y Servicios S. A.
RTI	Tariff Structure Review

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
Salaverri, Dellatorre, Burgio & Wetzler	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil
SE	Secretary of Energy
SEE	Secretary of Electrical Energy
SEC	Securities and Exchange Commission
TGS	Transportadora de Gas del Sur S. A.
The Company / Pampa	Pampa Energía S. A.
The Group	Pampa Energía S. A. and its subsidiaries
TJSM	Termoeléctrica San Martín S. A.
TMB	Termoeléctrica Manuel Belgrano S. A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S. A.
Transelec	Transelec Argentina S. A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S. A.
UTE Senillosa	Petrolera Pampa S. A. Rovella Carranza Gas y Petróleo de Neuquén, Unión Transitoria de Empresas Senillosa
WEM	Wholesale Electricity Market
WEBSA	World Energy Business S. A.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

As of March 31, 2017

presented with comparative figures

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	03.31.2017	12.31.2016
ASSETS
NON CURRENT ASSETS
Investments in joint ventures	8	4,157	3,699
Investments in associates	9	798	787
Property, plant and equipment	10	42,160	41,090
Intangible assets	11	1,946	2,014
Other assets		12	13
Financial assets at fair value through profit and loss	12	150	742
Financial assets at amortized cost	13	10	62
Deferred tax assets	14	1,686	1,232
Trade and other receivables	15	4,946	4,469
Total non current assets		55,865	54,108

CURRENT ASSETS
Other assets		-	1
Inventories		3,577	3,360
Financial assets at fair value through profit and loss	12	8,438	4,188
Financial assets at amortized cost	13	75	23
Derivative financial instruments		6	13
Trade and other receivables	15	14,623	14,144
Cash and cash equivalents	16	3,069	1,421
Total current assets		29,788	23,150
Non current assets classified as held for sale		18	19
Total assets		85,671	77,277

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

 (Continuation)

	Note	03.31.2017	12.31.2016
SHAREHOLDERS´ EQUITY
Share capital	17	1,938	1,938
Additional paid-in capital and other reserves		4,974	4,963
Treasury shares		(72)	-
Legal reserve		232	232
Voluntary reserve		3,862	3,862
Retained earnings (Acumulated losses)		1,890	(11)
Other comprehensive (loss) / income		(17)	70
Equity attributable to owners of the company		12,807	11,054
Non-controlling interest		3,363	3,020
Total equity		16,170	14,074

LIABILITIES
NON CURRENT LIABILITIES
Trade and other payables	18	5,483	5,336
Borrowings	19	26,445	15,286
Deferred revenue		200	200
Salaries and social security payable		100	94
Defined benefit plans		975	921
Deferred tax liabilities	14	4,405	3,796
Income tax and minimum notional income tax provision		1,292	934
Taxes payables		502	306
Provisions	20	4,843	6,267
Total non current liabilities		44,245	33,140

CURRENT LIABILITIES
Trade and other payables	18	13,449	12,867
Borrowings	19	6,694	10,686
Deferred revenue		26	1
Salaries and social security payable		1,498	1,745
Defined benefit plans		110	112
Income tax and minimum notional income tax provision		558	1,454
Taxes payables		2,153	2,392
Provisions	20	768	806
Total current liabilities		25,256	30,063
Total liabilities		69,501	63,203
Total liabilities and equity		85,671	77,277

The accompanying notes are an integral part of these unaudited condensed interim financial statements

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

For the three-month period ended March 31, 2017

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	03.31.2017	03.31.2016

Revenue	21	15,166	4,227
Cost of sales	22	(10,491)	(3,279)
Gross profit		4,675	948

Selling expenses	23	(1,196)	(342)
Administrative expenses	24	(1,199)	(448)
Exploration expenses	25	(13)	-
Other operating income	26	1,377	966
Other operating expenses	26	(989)	(187)
Share of profit (loss) of joint ventures	8	283	(30)
Share of profit (loss) from associates	9	11	(3)
Operating income		2,949	904

Financial income	27	321	99
Financial expenses	27	(1,276)	(646)
Other financial results	27	677	409
Financial results, net		(278)	(138)
Profit before income tax		2,671	766

Income tax and minimun notional income tax		(376)	(93)
Profit of the period		2,295	673

Other comprehensive income
Items that may be reclassified to profit or loss
Translation differences		(174)	-
Income tax		26	-
Other comprehensive loss of the period		(148)	-
Other comprehensive income of the period		2,147	673

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

(Continuation)

Total income of the period attributable to:	Note	03.31.2017	03.31.2016
Owners of the company		1,901	608
Non - controlling interest		394	65
		2,295	673

Total comprehensive income of the period attributable to:
Owners of the company		1,814	608
Non - controlling interest		333	65
		2,147	673

Earnings per share attributable to the equity holders of the company during the period
Basic and diluted earnings per share	28	0.9819	0.3583

             The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

For the three-month period ended March 31, 2017

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Attributable to owners
	Equity holders of the company			Retained earnings					Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Treasury shares	Legal reserve	Voluntary reserve	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2015	1,696	1,231	-	51	978	(31)	3,065	6,990	1,391	8,381

Profit for the three-month period	-	-	-	-	-	-	608	608	65	673
Comprehensive income for the three-month period	-	-	-	-	-	-	608	608	65	673

Balance as of March 31, 2016	1,696	1,231	-	51	978	(31)	3,673	7,598	1,456	9,054

Constitution of legal reserve - Shareholders’ meeting 04.29.2016	-	-	-	153	-	-	(153)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.29.2016	-	-	-	-	2,912	-	(2,912)	-	-	-
Recomposition of legal reserve - Shareholders’ meeting 11.17.2016	-	-	-	28	(28)	-	-	-	-	-
Sale of interest in subsidiaries	-	3	-	-	-	-	-	3	1	4
Acquisition of subsidiaries	-	-	-	-	-	-	-	-	7,869	7,869
Public offer for the acquisition of subsidiaries' shares	141	1,387	-	-	-	-	-	1,528	(4,260)	(2,732)
Merger with subsidiary	101	2,330	-	-	-	-	-	2,431	(1,764)	667
Stock compensation plans	-	12	-	-	-	-	-	12	10	22
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(82)	(82)
Loss for the complementary nine-month period	-	-	-	-	-	-	(619)	(619)	(306)	(925)
Other comprehensive income for the nine-month period	-	-	-	-	-	101	-	101	96	197
Comprehensive loss for the nine-month period	-	-	-	-	-	101	(619)	(518)	(210)	(728)

Balance as of December 31, 2016	1,938	4,963	-	232	3,862	70	(11)	11,054	3,020	14,074

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

(Continuation)

	Attributable to owners
	Equity holders of the company			Retained earnings					Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Treasury shares	Legal reserve	Voluntary reserve	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2016	1,938	4,963	-	232	3,862	70	(11)	11,054	3,020	14,074
Stock compensation plans	-	11	-	-	-	-	-	11	10	21
Acquisition of own shares (Note 36)	-	-	(72)	-	-	-	-	(72)	-	(72)
Profit for the three-month period	-	-	-	-	-	-	1,901	1,901	394	2,295
Other comprehensive loss for the three-month period	-	-	-	-	-	(87)	-	(87)	(61)	(148)
Comprehensive income for the three-month period	-	-	-	-	-	(87)	1,901	1,814	333	2,147

Balance as of March 31, 2017	1,938	4,974	(72)	232	3,862	(17)	1,890	12,807	3,363	16,170

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS

For the three-month period ended March 31, 2017

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

		03.31.2017	03.31.2016
	Note
Cash flows from operating activities:
Total profit for the period		2,295	673
Adjustments to reconcile net profit to cash flows generated by operating activities:
Income tax and minimum notional income tax		376	93
Accrued interest		909	542
Depreciations and amortizations	22, 23 and 24	1,230	269
(Recovery) constitution of allowances, net	23 and 26	(15)	18
(Recovery) constitution of provisions, net	26	(339)	60
Share of (loss) profit of joint ventures and associates	8 and 9	(294)	33
Accrual of defined benefit plans	22, 23 and 24	73	28
Net foreign currency exchange difference	27	(580)	118
Result from measurement at present value	27	37	(1)
Changes in the fair value of financial instruments		(145)	(557)
Results from property, plant and equipment sale and decreases		(5)	-
Consumption of materials		4	3
Higher costs recognition - SE Resolution No. 250/13 and subsequent Notes		-	(81)
Asset retirement obligation	27	22	31
Compensation agreements	23, 24 and 26	189	100
Other expenses FOCEDE	26	-	14
Other financial results		24	3
Contingent consideration	26	171	-
Onerous contract (Ship or pay)	26	37	-
Other		22	4

Changes in operating assets and liabilities:
Increase in trade receivables and other receivables		(1,444)	(229)
Increase in inventories		(224)	(3)
Decrease in trade and other payables		(569)	(758)
Increase in deferred income		25	14
Decrease in salaries and social security payable		(319)	(169)
Decrease in defined benefit plans		(20)	(10)
Decrease in tax payables		(787)	(108)
Decrease in provisions		(1,069)	(11)
Income tax and minimum notional income tax paid		(370)	-
Proceeds from derivative financial instruments		47	97
Net cash (used in) generated by operating activities		(719)	173

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS (Continuation)

		03.31.2017	03.31.2016
	Note
Cash flows from investing activities:
Purchases of property, plant and equipment		(1,861)	(764)
Purchases of financial assets		(6,001)	(26)
Proceeds from property, plant and equipment sale		7	-
Proceeds from financial assets' sale and amortization		2,460	120
Proceeds from sales of subsidiaries		173	-
Dividends received		2	7
Proceeds from (granted of) loans		2	(2)
Recovery (Subscription) of investment funds, net		806	770
Proceeds from financial assets' interest		-	1
Net cash (used in) generated by investing activities		(4,412)	106

Cash flows from financing activities:
Proceeds from borrowings		16,262	1,060
Payment of borrowings		(8,410)	(733)
Payment of borrowings' interests		(776)	(276)
Payment for acquisition of own shares		(72)	-
Repayment of own debt		-	(4)
Net cash generated by financing activities		7,004	47

Increase in cash and cash equivalents		1,873	326

Cash and cash equivalents at the begining of the year	16	1,421	517
Exchange difference generated by cash and cash equivalents		(225)	55
Increase in cash and cash equivalents		1,873	326
Cash and cash equivalents at the end of the period	16	3,069	898

Significant Non-cash transactions:
Acquisition of property, plant and equipment through an increase in trade payables	(791)	(380)
Borrowing costs capitalized in property, plant and equipment	(90)	(155)
Receivable for property, plan and equipment sale, pending of collection	25	-
Decrease in borrowings through offsetting with trade receivables	(26)	(16)
Increase in asset retirement obligation provision	(6)	-
Recovery of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss	-	181

      The accompanying notes are an integral part of these unaudited condensed interim financial statements.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

For the three-month period ended March 31, 2017

presented with comparative figures

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: GENERAL INFORMATION

The Company is an integrated energy company, which, through different subsidiaries, is engaged in the generation, transmission and distribution of electricity in Argentina. In addition, it conducts oil and gas exploration and production activities, through its subsidiary PEPASA, as well as gas transportation (through its joint control of CIESA, TGS’s controlling company).

With the acquisition of Petrobras Argentina S.A. (“Petrobras”) as from July 27, 2016, and its subsequent absorption through merger as of November 1, 2016, the Company incorporated new assets, such as new electric power plants, and higher levels of oil and gas production. Additionally, the Company has added fuels production and retail, lubricants manufacturing and a participation in the petrochemical industry to its portfolio.

In the generation segment, the Company had an installed capacity of approximately 2,309 MW, which is equal to 6.9% of Argentina’s installed capacity. With the incorporation of the Genelba, Pichi Picún Leufú and Eco Energía power plants, owned by Petrobras, the generation segment reached an installed capacity of 3,433 MW, thus becoming one of the largest electric power production companies in Argentina.

In the electricity distribution segment, the Company controls Edenor, the largest electricity distributor in Argentina, with over 2.9 million customers and which concession area extends throughout the northern region of Buenos Aires City and northwest of Greater Buenos Aires.

In the oil and gas segment, the Company controls PEPASA, a company established in 2009 with the purpose of supplying the Group’s thermal power stations and engaging in oil and gas production and exploration in Argentina, an objective that has changed over time. Currently PEPASA has interests in 7 areas (including investment and operating agreements), with an average production volume of 2.7 million m3/day of natural gas (approximately 3 million m3/day in December 2016) and 0.2 thousand m3/day of oil. PEPASA’s production results correspond to its associations in productive projects with YPF, YSUR (former Apache) and the Company, as well as to projects on its own account as operator. A large part of the production is sold under the Natural Gas Surplus Injection Program at a total price of U$S 7.5/MMBTU.

With the acquisition of Petrobras, the Company incorporated areas in Argentina and abroad, with an average annual production volume of approximately 4.4 thousand m3/day of oil and 6.5 million m3/day of natural gas. The main oil production assets are Medanito-Jagüel de los Machos, El Tordillo and Entre Lomas-Bajada del Palo through its interest in PELSA, and the main natural gas production assets are Río Neuquén, Sierra Chata and El Mangrullo. Additionally, the Company has a 23% interest in Oldelval, a company engaged in the transportation of crude oil through pipelines from the Neuquén basin.

In the refining and distribution segment, the Company owns the refinery Dr. Ricardo Eliçabe, located in the City of Bahía Blanca, a 28.5% interest in Refinor (owner of a refinery in Campo Durán, Province of Salta and 80  service stations in Northern Argentina). Additionally, it sells fuels, operating a network of 262 services stations in the center and south of the country, of which 23 are owned and 55 leased; and manufactures lubricants through the Avellaneda industrial plant.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

Lastly, in the petrochemical segment the Company owns three high-complexity industrial plants for the production of a wide range of petrochemical products.

Through its Holding and others business segment, the Company holds an interest in the electricity and gas transportation businesses, conducts financial investment transactions and maintains investments in other companies that have complementary businesses. In the transmission business, the Company jointly controls Citelec, which is the controlling company of Transener that performs the operation and maintenance of the high-tension transmission network in Argentina which covers more than 14,500 km of lines of its own, and 6,200 km of lines of Transba. Both companies together carry 85% of the electricity in Argentina. In the natural gas transportation business, through CIESA, the Company has a 25.5% indirect interest in TGS that holds a concession for the transportation of natural gas in Southern Argentina and is engaged in processing and trading of natural gas liquids.

NOTE 2: REGULATORY FRAMEWORK

The main regulatory provisions affecting the electricity market and the activities of the company have been detailed in the financial statements for the year ended December 31, 2016, with the exception of the changes stated below.

2.1          Generation

SEE Resolution No. 19-E/17 – New Remuneration Scheme

On February 2, 2017, the SEE issued Resolution No. 19-E/17 (the "Resolution"), which replaces the remuneration scheme set forth by Resolution No. 22/16 (update of the remuneration scheme implemented by Res. No. 95/13 and previously updated by Res. No. 529/14 and Res. No. 482/15) and establishes guidelines for the remuneration to generation plants as from the commercial transaction corresponding to February 1, 2017.

The Resolution provides for remunerative items based on technology and scale, establishing dollar-denominated prices payable in pesos at the BCRA’s exchange rate effective on the last business day of the month of the applicable economic transaction; the transaction's maturity will be the one provided for in CAMMESA's Proceedings.

2.1.1 Remuneration for Available Power Capacity

Thermal Power Generators

The Resolution provides for a minimum remuneration for power capacity based on technology and scale, and allows generating, co-generating and self-generating agents owning conventional thermal power stations to offer Guaranteed Availability Commitments for the energy and power capacity generated by their units not committed under the Energía Plus service modality or under the WEM Supply Agreement pursuant to Resolution No. 220/07.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Availability Commitments for each unit should be declared for a term of three years, together with information for the Summer Seasonal Programming (except for 2017, where information may be submitted within the term for the winter seasonal period), with the possibility to offer different availability values for summer and winter six-month periods.

Finally, generators will enter into a Guaranteed Availability Commitment Agreement with CAMMESA, which may assign it to the demand as defined by the SEE. The committed thermal generators’ remuneration for power capacity will be proportional to their compliance.

-          Minimum Remuneration: It applies to generators with no Availability Commitments

Technology/Scale	Minimum Price [U$S/MW- month]
Large CC Capacity > 150 MW	3,050
Large TV Capacity > 100 MW	4,350
Small TV Capacity ≤ 100 MW	5,700
Large TG Capacity > 50 MW	3,550
Internal Combustion Engines	5,700

-           Base Remuneration: It applies to generators with Availability Commitments

Period	Base Price [U$S/MW- month]
May 17 – Oct. 17	6,000
Nov. 17 onwards	7,000

-          Additional Remuneration: Remuneration for the additional available power capacity aiming to encourage Availability Commitments for the periods with a higher system demand. CAMMESA will define a Monthly Thermal Generation Goal for the set of qualified generators on a bi-monthly basis and will call for additional power capacity availability offers with prices not exceeding the additional price.

Period	Additional Price [U$S/MW- month]
May 17 – Oct. 17	1,000
Nov. 17 onwards	2,000

Hydroelectric Generators

In the case of hydroelectric power plants, a base remuneration and an additional remuneration for power capacity were established.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Power capacity availability is determined independently of the reservoir level, the contributions made, or the expenses incurred. Furthermore, in the case of pumping hydroelectric power plants, the following is considered to calculate availability: i) the operation as turbine at all hours within the period, and ii) the availability as pump at off-peak hours every day and on non-business days.

The base remuneration is determined by the actual power capacity plus that under programmed and/or agreed maintenance:

Technology/Scale	Base Price (U$S/MW- month)
Medium HI Capacity > 120 ≤ 300 MW	3,000
Small HI Capacity > 50 ≤ 120 MW	4,500
Large Pumped HI Capacity > 120 ≤ 300 MW	2,000

Similarly to the provisions of Resolution No. 22/16, in the case of hydroelectric power plants maintaining control structures on river courses and not having an associated power plant, a 1.20 factor will be applied to the plant at the headwaters.

The additional remuneration applies to power plants of any scale for their actual availability and based on the applicable period:

Type of Power Plant	Period	Additional Price (U$S/MW- month)
Conventional	May 17 – Oct. 17	500
	Nov. 17 onwards	1,000
Pumped	May 17 – Oct. 17	0
	Nov. 17 onwards	500

As from November 2017, the allocation and collection of 50% of the additional remuneration will be conditional upon the generator: i) taking out insurance, to CAMMESA’s satisfaction, to cover for major incidents on critical equipment; and ii) the progressive updating of the plant's control systems pursuant to an investment plan to be submitted based on criteria to be defined by the SEE.

Other Technologies

The remuneration is made up of a base price and an additional price associated with the availability of the installed equipment with an operating permanence longer than 12 months as from the beginning of the Summer Seasonal Programming.

Technology/Scale	Price
	Base (U$S/MWh)	Additional (U$S/MWh)
Wind Power	7.5	17.5

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.1.2 Remuneration for Generated and Operated Energy

The remuneration for Generated Energy is valued at variable prices according to the type of fuel:

Technology/Scale	Natural Gas [U$S/MWh]	Hydrocarbons (U$S/MWh)
Large CC Capacity > 150 MW	5.0	8.0
Large TV Capacity > 100 MW	5.0	8.0
Small TV Capacity ≤ 100 MW	5.0	8.0
Large TG Capacity > 50 MW	5.0	8.0
Internal Combustion Engines	7.0	10.0

The remuneration for Operated Energy applies to the integration of hourly power capacities for the period, and is valued at U$S 2.0/MWh for any type of fuel.

In the case of hydroelectric plants, prices for Generated and Operated Energy are as follows:

Technology/Scale	Generated Energy [U$S/MWh]	Operated Energy [U$S/MWh]
Medium HI Capacity > 120 ≤ 300 MW	3.5	1.4
Small HI Capacity > 50 ≤ 120 MW	3.5	1.4
Large Pumped HI Capacity > 120 ≤ 300 MW	3.5	1.4

2.1.3 Additional Remuneration for Efficiency

The Resolution keeps in force the additional remuneration for efficiency created by Resolution No. 482/15.

2.1.4 Additional Remuneration for Low-Use Thermal Generators

The Resolution provides for an additional remuneration for low-use thermal generators having frequent startups based on the monthly generated energy for a price of U$S 2.6/MWh multiplied by the usage/startup factor.

The usage factor is based on the Rated Power Use Factor recorded during the last rolling year, which will have a 0.5 value for thermal units with a usage factor lower than 30% and a 1.0 value for units with a usage factor lower than 15%. In all other cases, the factor will equal 0.0.

The startup factor is established based on startups recorded during the last rolling year for issues associated with the economic dispatch made by CAMMESA. It will have a 0.0 value for units with up to 74 startups, a 0.1 value for units recording between 75 and 149 startups, and a 0.2 value for units recording more than 150 startups. In all other cases, the factor will equal 0.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.1. 5 Repayment of Overhaul Financing (applicable to thermal and hydroelectric generators)

The Resolution abrogates the Maintenance Remuneration and provides that, as regards the repayment of outstanding loans applicable to thermal and hydroelectric generators, credits already accrued and/or committed to the cancellation of such maintenance works will be applied first. The balance will be repaid by discounting U$S 1/MWh for the energy generated until the total cancellation of the financing.

Recategorization of hydroelectric power plants of subsidiary HINISA:

On April 10, 2017, the SEE provided for the recategorization of the Nihuil I, Nihuil II and Nihuil III plants as small-scale plants for the application of the effective remuneration scheme. Thus, the SEE rectified the incorrect categorization initially assigned to these plants in line with the repeated claims lodged by the Company since April 25, 2013.

Pursuant to the terms of the SEE's instruction to CAMMESA, the recategorization is effective as from April 2017.

The impact of this recategorization represents a 50% increase in the base remuneration for power capacity, which thus rises from U$S 3,000 - month to U$S 4,500 -month.

2.2          Distribution

2.2.1. Tariff Structure Review

On January 31, 2017, the ENRE issued Resolution No. 63/17, pursuant to which it determined the definitive Electricity Rate Schedules, the review of costs, the required quality levels, and all the other rights and obligations that are to be applied and complied with by Edenor as from February 1, 2017. The above-mentioned regulation was adapted by the ENRE by means of the issuance of Resolutions Nos. 81/17, 82/17, and 92/17, and Note No. 124,898.

The aforementioned Resolution states that the ENRE, as instructed by the MEyM, shall limit the increase in the VAD resulting from the RTI process and applicable as from February 1, 2017, to a maximum of 42%, as compared to the VAD in effect at the date of issuance of the aforementioned resolution, with the remaining value of the new VAD being applied in two stages, the first of them in November 2017 and the last one in February 2018. Additionally, the ENRE shall recognize and allow Edenor to bill the VAD difference arising as a consequence of the gradual application of the tariff increase recognized in the RTI in 48 installments as from February 1, 2018, which will be incorporated into the VAD’s value resulting as of that date. As of March 31, 2017, the amount arising from the aforementioned limitation and not recognized by Edenor in these condensed interim financial statements amounts approximately to $ 933.2 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Despite the previously described progress achieved with regard to the completion of the RTI process, at the date of issuance of these condensed interim financial statements, the definitive treatment to be given, by the MEyM, to all the issues resulting from the non-compliance with the Adjustment Agreement, including the remaining balances and other effects caused by the partial measures adopted, is yet to be defined.

These issues, among others, include the following:

i.         the treatment to be given to the remaining balances of the amounts received for the fulfillment of the Investment Plan through the loans for consumption (mutuums) granted to cover the insufficiency of the funds deriving from the FOCEDE;

ii.        the treatment to be given to the funds disbursed by Edenor for the fulfillment of the Investment Plan, not included in i) above;

iii.       the conditions for the settlement of the balance outstanding with CAMMESA at the date of issuance of SE Resolution No. 32/15, for which purpose Edenor has submitted a payment plan;

iv.      the treatment to be given to the Penalties and Discounts which payment/crediting is pending.

Finally, on April 26, 2017, Edenor was notified that the MEyM had provided that, since the RTI process was completed, the SEE -with the participation of the Undersecretariat for Coordination Tariff Policies- and the ENRE, shall determine within a term of 120 days whether any pending obligation exists through the effective date of the electricity rate schedules resulting from the RTI, and in connection with the Adjustment Agreement entered into on February 13, 2006. In such a case, the treatment to be given to those obligations shall also be determined.

2.2.2. Penalties

In addition to that which has been mentioned in note 2.3 to the financial statements as of December 31, 2016, in relation to the control procedures, the service quality assessment methodologies, and the penalty system applicable as from February 1, 2017 for the 2017 – 2021 period set out by ENRE Resolution No. 63/17, the Regulatory Entity, through Note No. 125,248 dated March 29, 2017, set new penalty determination and adjustment mechanisms, providing for the following:

i.          Penalty values shall be determined on the basis of the kwh value, the average electricity rate, the cost of energy not supplied or other economic parameter at the value in effect at the first day of the control period or the value in effect at the date of the penalizable event for penalties arising from specific events.

ii.        For all the events that occurred during the transition period (the period between the signing of the Adjustment Agreement and the effective date of the RTI) for which a penalty has not been imposed, penalties shall be adjusted by the consumer price index (IPC) used by the Argentine Central Bank (BCRA) to produce the multilateral real exchange rate index (ITCRM) for the month prior to the end of the control period or that for the month prior to the date of occurrence of the penalizable event for penalties arising from specific events, until the date on which the penalty is imposed. This mechanism is also applicable to the concepts penalized after April 15, 2016 (ENRE Note No. 120,151) and through the effective date of the RTI. This adjustment will be part of the penalty principal amount.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

iii.       Unpaid penalties will accrue interest at the BNA lending rate for thirty-day discount transactions from the date of the resolution to the date of actual payment, as interest on late payment. In the case of penalties related to Customer service, the calculated amount shall be increased by 50%.

iv.      Penalties subsequent to February 1, 2017 will be valued at the Kwh value or the cost of energy not supplied of the first day of the control period or of the day of occurrence of the penalizable event for penalties arising from specific events. Those concepts will not be adjusted by the IPC, applying the interest on late payment established in iii) above. Moreover, an additional fine equivalent to twice the amount of the penalty will be determined if payment is not made in due time and manner.

The impact of these new penalty determination and adjustment mechanisms have been quantified by Edenor and recognized as of March 31, 2017.

2.2.3. Framework agreement

Due to the fact that at the date of these condensed interim financial statements the approvals of the new Framework Agreement for the January 1, 2015 - December 31, 2018 period by both the Federal and the Provincial Governments are still in process, no cumulative revenue has been recognized as of March 31, 2017 which amounts to $ 148.1 million.

2.3          TGS

On March 30, 2017, TGS and the Federal Government executed a new transitory agreement (the “2017 Transitory Agreement”). In this sense, ENARGAS issued Resolution No. I-4362 approving: (i) the RTI and the new tariff chart applicable to TGS; (ii) a Five-Year Investment Plan (April 2017 through March 2022) to be conducted by TGS; and (iii) a non-automatic mechanism for bi-annual updates in natural gas transportation tariffs which will contemplate the evolution of the Wholesale Price Index published by the INDEC.

As regards the tariff scheme, the MEyM issued Resolution No. 74E/2017 setting a limitation on the tariff increase resulting from the RTI process, which will be applied in three stages. The first stage will be effective as from April 1, 2017 and involves a 64.2% tariff increase. The remaining tariff increases will be granted as from December 1, 2017 and April 1, 2018.

2.4          Transener

Pursuant to Resolution No. 524/16, which establishes the program applicable to the RTI process for Electric Power Transmission during 2016, on January 31, 2017, the ENRE issued Resolutions No. 66/17 and No. 73/17, which established, among others, the following provisions: (i) the tariffs in force for the 2017/2021 five-year period, which resulted in an annual amount of $3,274 million and $1,499 million at the currency effective as of February 2017 for Transener and Transba, respectively, and (ii) these resolutions provide for an investment plan for the 2017/2021 five-year period in the amounts of $3,336 million and $2,251 million for Transener and Transba, respectively.

Furthermore, the ENRE established the mechanism for adjusting the remuneration, the service quality system and the applicable penalties, the reward system and the investment plan to be executed by both companies during such period.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Due to the differences among the several tariff proposals submitted under the Full Tariff Review process initiated by the ENRE, on April 7 and 21, 2017, Transener and Transba, respectively, filed a Motion for Reconsideration and Appeal against ENRE Resolutions No. 66/2017, 84/2017, 139/2017, 73/2017, 88/2017 and 138/2017, whereby the ENRE approved the tariff system applicable to Transener and Transba, respectively, for the 2017/2021 period.

NOTE 3: BASIS OF PRESENTATION

These unaudited condensed interim financial statements for the three-month period ended on March 31, 2017 have been prepared in accordance with the provisions of IAS 34 "Interim Financial Reporting".

This unaudited condensed interim financial information should be read in conjunction with the consolidated financial statements of the Company as of December 31, 2016, which have been prepared in accordance with IFRS, as issued by the IASB. These unaudited consolidated condensed interim financial statements are expressed in Argentine pesos. They have been prepared under the historical cost convention, modified by the measurement of financial assets at fair value.

These unaudited condensed interim financial statements for the three-month period ended March 31, 2017 have not been audited. The Company’s management estimates they include all the necessary adjustments to present fairly the results of operations for each period. The results for the three-month period ended March 31, 2017, does not necessarily reflect in proportion the Company’s results for the complete year.

These unaudited condensed interim financial statements have been approved for their issuance by the Company’s Board of Directors on May 11, 2017.

Comparative information

Balances as of December 31, 2016 and for the three-month period ended on March 31, 2016, included in these unaudited condensed interim financial statements for comparative purposes, are derived from the financial statements at those dates. Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current period.

The income recognition on account of the RTI - SE Resolution No. 32/15 and the higher costs recognition - SE Resolution No. 250/13 and subsequent Notes are shown under Other operating income.

NOTE 4: ACCOUNTING POLICIES

The accounting policies applied in these unaudited condensed interim financial statements are consistent with those used in the financial statements for the last fiscal year prepared under IFRSs, which ended on December 31, 2016.

As of the issuance of these Condensed Interim Financial Statements, the IASB has not issued any new standards or amendments to the IFRS applicable to the Company.

At the time of issuance of its next annual financial statements, the Company will apply the standards effective during fiscal year 2017 indicated in Note 4.2. to the Financial Statements as of December 31, 2016 (IAS 7: “Statement of Cash Flows” and IAS 12: “Income Taxes”). The Company estimates that these modifications will have no impact on the Company’s operating results or financial situation, but will only involve new disclosures.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these unaudited consolidated condensed interim financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, and income and expenses.

Mentioned estimates and judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these unaudited condensed interim financial statements.

In the preparation of these unaudited condensed interim financial statements, management judgements on applying the Company’s accounting policies and sources of information used for the respective estimates are the same as those applied in the Financial Statements for the year ended December 31, 2016.

NOTE 6: FINANCIAL RISK MANAGEMENT

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and price risk), credit risk and liquidity risk.

No significant changes have arisen in risk management policies since last year.

NOTE 7: INVESTMENTS IN SUBSIDIARIES

Merger of Subsidiaries

The following corporate reorganizations seek to derive important benefits for the Group, as they will allow for a higher operating efficiency, an optimized use of available resources, the leveraging of technical, administrative and financial structures, and the implementation of converging policies, strategies and goals. Furthermore, the high complementarity between the participating companies will be leveraged, thus reducing costs resulting from the duplication and overlapping of operating and administrative structures.

The merger's effective date was fixed on January 1, 2017, as from which date the transfer to the acquiring companies of the whole net worth of the acquired companies became effective, all the rights and obligations, assets and liabilities of the acquired companies thus being incorporated into the acquiring companies' net worth, all of which subject to the corresponding corporate approvals under the applicable law, the approval by the ENRE and the registration with the Public Registry of Commerce of the merger and the dissolution without liquidation of the acquired companies.

These reorganizations were implemented by means of a merger through absorption process, whereby the acquired companies will be dissolved without going into liquidation, subject to the provisions of the prior merger through absorption commitment, and sections 82 through 87 of the Ley General de Sociedades No. 19,550 (Argentine Business Companies Law, or “BCL”) and its amending provisions, the CNV provisions, the BCBA Listing Rules and other provisions, the IGJ provisions and all other applicable legal and regulatory provisions in force.

Corporate reorganizations correspond to business combinations between companies under common control, and therefore there is no effect in these unaudited consolidated condensed interim financial statements.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

7.1. CTLL, EASA and IEASA

On December 7 and 22, 2016, the Board of Directors of CTLL, EASA and IEASA resolved to initiate all necessary tasks and procedures for the merger through absorption among CTLL, as absorbing company, and EASA and IEASA, as absorbed companies.

As part of the analysis of this reorganization and in order for the process to be feasible, EASA's management concluded that it was necessary that the debt EASA held with holders of Class A and B Discount Corporate Bonds issued on July 19, 2006 and maturing in 2021 be capitalized.

On March 27, 2017, EASA's Extraordinary General Meeting of Shareholders approved the capitalization of the total debt it held with the holders of Class A and Class B Discount Notes due 2021. The capitalization was accepted by PISA in its capacity as sole holder.

Pursuant to the prior merger commitment approved by the Boards of Directors of CTLL, EASA and IEASA on March 29, 2017, each EASA shareholder (excluding IEASA) and each IEASA shareholder will receive, as consideration for each share it held before the merger, 0.47015941 common shares of CTLL with a face value of $1 each, and each granting the right to one vote.

As a result of the above-mentioned exchange ratio, CTLL will issue 58,076,911 common shares with a face value of $1 each, and each granting the right to one vote and, after the merger through absorption is perfected, CTLL’s capital stock will consist of 592,476,911 common shares.

As at the issuance date of these Condensed Interim Financial Statements, the registration of the  merger with the IGJ and the CNV is still pending, and the Company is making the applicable presentations before such entities.

7.2. PACOSA and WEBSA

On December 7, 2016, the Boards of Directors of PACOSA and WEBSA resolved to begin all necessary tasks and procedures for the merger through absorption between PACOSA, as absorbing company, and WEBSA as absorbed company.

Pursuant to the prior merger commitment approved by PACOSA and WEBSA's Boards of Directors on March 7, 2017, each WEBSA shareholder will receive, as consideration for each share it held before the merger, 3.305882 ordinary shares of PACOSA with a face value of $1 each, and each granting the right to one vote.

As a result of the above-mentioned exchange ratio, PACOSA will issue 13,310,739 common shares in book-entry form with a face value of $1 each, and each granting the right to one vote and, after the merger through absorption is effected, PACOSA’s capital stock will consist of 33,010,739 common shares.

As at the issuance date of these Condensed Interim Financial Statements, the registration of the merger with the IGJ and the CNV is still pending , and the Company is making the applicable presentations before such entities.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: INVESTMENTS IN JOINT VENTURES

The following table presents the main activity and information from the financial statements used for the valuation, and percentages of participation in joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	(Loss) Profit of the period	Equity	Direct and indirect participation %
CIESA (1)	Investment	03.31.2017	639	335	1,879	50%
Citelec (2)	Investment	03.31.2017	554	223	538	50%
Greenwind (3)	Generation	03.31.2017	5	(5)	321	50%

(1) The Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS.

(2) Through a 50% interest, the company co-controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the company indirectly owns a 26.33% stake in Transener.

(3) See Note 8.2.

The details of the valuations of interests in joint ventures is as follows:

	03.31.2017	12.31.2016
CIESA	3,705	3,532
Citelec	277	167
Greenwind	175	-
	4,157	3,699

The breakdown of the result from interests in joint ventures is as follows:

	03.31.2017	03.31.2016
CIESA	173	-
Citelec (1)	110	(30)
	283	(30)

(1)  Includes adjustments for repurchase of corporate bonds and depreciation of property, plant and equipment.

The evolution of interests in joint ventures is as follows:

	Note	03.31.2017	03.31.2016
At the beginning of the year		3,699	224
Reclasifications	8.2	175	-
Other decreases		-	(6)
Share of profit (loss)		283	(30)
At the end of the period		4,157	188

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: (Continuation)

8.1. Swap of participations in TGS

As part of the sale of the indirect interest in TGS perfected on July 27, 2016, the Company acquired an option, valid until February 2017, to swap the rights as sole beneficiary of the trust holding 40% of CIESA's capital stock and voting rights (“CIESA Trust”) in exchange for the shares that PHA and the Company holds in CIESA, 25% and 15%, respectively (the “Exchange”).

On January 17, 2017, the exchange whereby the Purchasers transferred to PHA their capacity as beneficiaries and trustees of the trust holding 40% of CIESA's capital stock and voting rights, and the Company and PHA transferred to the Purchasers shares representing 40% of CIESA’s capital stock and voting rights, was perfected. The Company thus keeping a 10% direct interest in CIESA's capital stock and voting rights. The Exchange was approved by ENARGAS on December 29, 2016. The Purchasers and the Company’s direct and indirect interests in TGS remain unaltered as a result of the Exchange.

Also, on the same day, the Purchasers paid the Company and PISA the remaining purchase price under the share purchase agreement dated July 18, 2016, for a total of US $ 80 million plus interest.

On January 11, 2017, the CNDC (National Commission for the Defense of Competition) approved the acquisition by the Company of 40% of CIESA’s capital stock, an interest that had been acquired by the Company through CIESA’s financial debt swap executed on July, 2012 and 100% of PEPCA shares acquired on March, 2011. As a result of this and the Exchange, Pampa became the controlling party of the CIESA Trust.

8.2. Sale of interest in Greenwind

Greenwind is developing an investment project consisting of the construction and subsequent operation of a 100 MW capacity wind farm located in Bahía Blanca, Province of Buenos Aires (the “Corti Wind Farm”).

With the purpose of incorporating a strategic partner to contribute with part of the investments that are necessary for the development of the Corti Wind Farm, on March 10, 2017. CTLL and PP sold 50% of Greenwind's capital stock with voting rights to Valdatana Servicios y Gestiones S.L.U., an investment vehicle led by Castlelake L.P. for a total amount of U$S 11.2 million.

As a result of the transaction, the Company has deconsolidated Greenwind's assets and liabilities and presents its interest in the joint venture based on the equity method of accounting.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: INVESTMENTS IN ASSOCIATES

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates:

		Information about the issuer
	Main activity	Date	Share capital	Profit of the period / year	Equity	Direct and indirect participation %
Refinor	Refinery	12.31.2016	92	117	990	28.50%
Oldelval	Transport of hydrocarbons	03.31.2017	110	8	480	23.10%

The detail of the valuations of the investments in associates is as follows:

	03.31.2017	03.31.2016
Refinor	611	602
Oldelval	186	184
Other	1	1
	798	787

The breakdown of the result from investments in associates is as follows:

	03.31.2017	03.31.2016
Oldelval	2	-
Refinor	9	-
CIESA	-	(3)
	11	(3)

The evolution of investments in associates is as follows:

	Note	03.31.2017	03.31.2016
At the beginning of the year		787	123
Dividends	30	-	(4)
Share of profit (loss)		11	(3)
Reclasified to assets classified as held for sale		-	(116)
At the end of the period		798	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: PROPERTY, PLANT AND EQUIPMENT

	Original values
Type of good	At the beginning	Translation effect	Increases	Decreases	Transfers	At the end

Land	1,193	-	1	(19)	-	1,175
Buildings	2,090	-	-	(2)	13	2,101
Equipment and machinery (a)	8,731	(3)	-	(2)	54	8,780
High, medium and low voltage lines	4,416	-	-	(11)	251	4,656
Substations	1,673	-	-	-	49	1,722
Transforming chamber and platforms	1,004	-	-	(1)	49	1,052
Meters	885	-	-	-	8	893
Wells	10,522	(143)	55	(3)	511	10,942
Mining property	5,033	(14)	72	-	-	5,091
Gas plant	751	-	-	-	25	776
Vehicles	296	-	33	(2)	1	328
Furniture and fixtures and software equipment	287	(1)	10	-	12	308
Communication equipments	93	-	-	-	-	93
Materials and spare parts	628	-	57	(4)	(44)	637
Refining and distribution industrial complex	873	-	-	-	-	873
Petrochemical industrial complex	756	-	-	-	5	761
Work in progress	6,560	(3)	2,094	(4)	(822)	7,825
Advances to suppliers	786	-	426	(271)	(112)	829
Other goods	12	-	-	-	-	12

Total at 03.31.2017	46,589	(164)	2,748	(319)	-	48,854
Total at 03.31.2016	17,333	-	1,300	(9)	-	18,624

(a)    Includes equipment and machinery of generation.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

	Depreciation				Net book values
Type of good	At the beginning	Decreases	For the period	At the end	At the end	At 12.31.2016

Land	-	-	-	-	1,175	1,193
Buildings	(177)	-	(24)	(201)	1,900	1,913
Equipment and machinery	(969)	-	(228)	(1,197)	7,583	7,762
High, medium and low voltage lines	(820)	9	(38)	(849)	3,807	3,596
Substations	(331)	-	(14)	(345)	1,377	1,342
Transforming chamber and platforms	(200)	-	(9)	(209)	843	804
Meters	(315)	-	(12)	(327)	566	570
Wells	(1,665)	5	(540)	(2,200)	8,742	8,857
Mining property	(630)	-	(213)	(843)	4,248	4,403
Gas plant	(121)	-	(41)	(162)	614	630
Vehicles	(122)	2	(15)	(135)	193	174
Furniture and fixtures and software equipment	(23)	-	(29)	(52)	256	264
Communication equipments	(39)	-	(1)	(40)	53	54
Materials and spare parts	(18)	-	(1)	(19)	618	610
Refining and distribution industrial complex	(36)	-	(16)	(52)	821	837
Petrochemical industrial complex	(27)	-	(29)	(56)	705	729
Work in progress	-	-	-	-	7,825	6,560
Advances to suppliers	-	-	-	-	829	786
Other goods	(6)	-	(1)	(7)	5	6

Total at 03.31.2017	(5,499)	16	(1,211)	(6,694)	42,160
Total at 03.31.2016	(2,824)	3	(262)	(3,083)
Total at 12.31.2016						41,090

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

Borrowing costs capitalized in the book value of property, plant and equipment during the periods ended March 31, 2017 and 2016 amounted to $ 74 million and $ 69 million respectively.

Labor costs capitalized in the book value of property, plant and equipment during the periods ended March 31, 2017 and 2016 amounted to $ 90 million and $ 154 million respectively.

NOTE 11: INTANGIBLE ASSETS

	Original values
Type of good	At the beginning	Decrease
			At the end

Concession agreements	951	-	951
Goodwill	999	-	999
Intangibles identified in acquisitions of companies	327	(49)	278
Others	14	-	14
Total at 03.31.2017	2,291	(49)	2,242
Total at 03.31.2016	965	-	965

	Amortization
Type of good	At the beginning	For the period	At the end

Concession agreements	(249)	(7)	(256)
Goodwill	-	-	-
Intangibles identified in acquisitions of companies	(28)	(11)	(39)
Others	-	(1)	(1)
Total at 03.31.2017	(277)	(19)	(296)
Total at 03.31.2016	(231)	(7)	(238)

	Net book values
Type of good	At the end	At 12.31.2016

Concession agreements	695	702
Goodwill	999	999
Intangibles identified in acquisitions of companies	239	299
Others	13	14
Total at 03.31.2017	1,946
Total at 12.31.2016		2,014

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 12: FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Non current	03.31.2017	12.31.2016

Shares	150	150
Government securities	-	592
Total non current	150	742

Current
Government securities	6,329	984
Corporate securities	11	12
Investment funds	2,098	3,189
Other	-	3
Total current	8,438	4,188

NOTE 13: FINANCIAL ASSETS AT AMORTIZATED COST

	03.31.2017	12.31.2016
Non current
Government securities	-	44
Corporate securities	1	1
Financial Trustee - Gasoducto Sur Work	9	17
	10	62
Current

Government securities	46	2
Financial Trustee - Gasoducto Sur Work	29	21
	75	23

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: DEFERRED TAX ASSETS AND LIABILITIES

The composition of the deferred tax assets and liabilities is as follows:

	03.31.2017	12.31.2016
Tax los-carryforwards	1,145	942
Trade and other receivables	242	194
Trade and other payables	1,153	1,124
Defined benefit plans	380	361
Taxes payable	203	224
Provisions	1,037	1,722
Other	47	126
Deferred tax asset	4,207	4,693

	03.31.2017	12.31.2016
Property, plant and equipment	(4,463)	(4,624)
Intangible assets	(289)	(294)
Trade and other receivables	(982)	(851)
Financial assets at fair value through profit and loss	(99)	(95)
Investments in joint ventures and associates	(1,040)	(1,329)
Other	(53)	(64)
Deferred tax liabilities	(6,926)	(7,257)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	03.31.2017	12.31.2016
Deferred tax asset	1,686	1,232
Deferred tax liabilities	(4,405)	(3,796)
Net deferred tax liabilities	(2,719)	(2,564)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: Trade and Other receivables

Non Current	Note	03.31.2017	12.31.2016

CAMMESA Consolidated Receivable Res. SE Nº 406/03 Inc. c)		1,792	1,702
Additional Remuneration Trusts Res. SE No. 95/13		627	584
Receivable for refining and distribution		6	6
Trade receivables, net		2,425	2,292

Tax credits		515	533
Allowance for tax credits		(39)	(105)
Related parties	30	703	740
Prepaid expenses		25	26
Financial credit		42	44
Guarantee deposits		426	80
Contractual receivables in Ecuador		824	850
Other		25	9
Other receivables, net		2,521	2,177

Total non current		4,946	4,469

Current

Receivables from energy distribution		4,886	4,138
Receivables from MAT		248	311
CAMMESA		1,691	1,501
CAMMESA Consolidated Receivable Res. SE Nº 406/03 Inc. c)		27	27
Maintenance remuneration		500	492
Receivables from oil and gas sales		1,415	1,038
Receivables from refinery and distribution		728	949
Receivables from petrochemistry		893	744
Related parties	30	90	108
Other		101	25
Allowance for doubtful accounts		(483)	(429)
Trade receivables, net		10,096	8,904

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

	Note	03.31.2017	12.31.2016

Tax credits		989	415
Advances to suppliers		21	24
Advances to employees		23	17
Related parties	30	71	98
Prepaid expenses		163	121
Receivables for non-electrical activities		128	143
Financial credit		97	126
Receivable for the sale of interests in subsidiaries and financial instruments		-	1,263
Guarantee deposits		358	941
Natural Gas Surplus Injection Promotion Program		2,078	1,582
Expenses to be recovered		415	314
Other		316	343
Allowance for other receivables		(132)	(147)
Other receivables, net		4,527	5,240

Total current		14,623	14,144

Book value of current trade and other financial receivables is similar to their fair value due to their short-term maturity.

Trade receivables and other long-term financial receivables are measured at amortized cost, which does not differ materially from its fair value.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

The movements in the allowance for impairment of trade receivables are as follows:

	03.31.2017	03.31.2016
At the beginning	429	88
Allowance for impairment	66	9
Decreases	(8)	(11)
Reversal of unused amounts	(4)	-
At the end of the period	483	86

The movements in the allowance for impairment of other receivables are as follows:

	03.31.2017	03.31.2016
At the beginning	252	314
Allowance for impairment	15	28
Decreases	-	(1)
Reversal of unused amounts	(96)	-
At the end of the period	171	341

NOTE 16: CASH AND CASH EQUIVALENTS

	03.31.2017	12.31.2016
Cash	15	16
Banks	780	1,305
Checks to be deposit	3	3
Investment funds	26	61
Time deposits	2,245	36
	3,069	1,421

NOTE 17: SHARE CAPITAL

As of March 31, 2017, the Company´s share capital consisted of 1,836,494.69 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote.

Pursuant to the Final Merger Commitment approved on April 19, 2017 and as a result of the indicated approved exchange ratio, the Company will issue 101,873,741 common shares with a face value of $ 1 each and each granting the right to one vote; consequently, after the perfection of the merger through absorption, the Company's capital stock will amount to 1,938,368,431 common shares.

As of March 31, 2017, the Company holds 2,500,000 treasury shares (Note 36).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 18: TRADE AND OTHER PAYABLES

Non Current	Note	03.31.2017	12.31.2016

Customer contributions		98	98
Funding contributions for substations		52	52
Customer guarantees		87	83
Trade payables		237	233

ENRE Penalties and discounts		3,566	3,477
Loans (mutuums) with CAMMESA		1,398	1,347
Liability with FOTAE		177	173
Payment agreement with ENRE		100	106
Other		5	-
Other payables		5,246	5,103
Total non current		5,483	5,336

Current

Suppliers		6,166	5,705
CAMMESA		6,100	5,470
Customer contributions		135	137
Discounts to customers		37	37
Funding contributions substations		22	22
Customer advances		96	293
Customer guarantees		14	15
Related parties	30	67	181
Other		11	6
Trade payables		12,648	11,866

ENRE Penalties and discounts		56	56
Related parties	30	17	14
Advances for works to be executed		14	14
Compensation agreements		363	708
Payment agreements with ENRE		68	60
Other creditors		182	55
Other		101	94
Other payables		801	1,001

Total current		13,449	12,867

The fair values of non-current customer contributions as of March 31, 2017 and December 31, 2016 amount to $ 129.5 million and $ 131.7 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. The applicable fair value category would be Level 3.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 18: (Continuation)

The book value of other non-current financial liabilities are measured at amortized cost, which does not significantly differ from its fair value.

The book value of the compensation arrangements approximates their fair value due to valuation characteristics.

The book value of other financial liabilities included in trade and other payables approximates their fair value.

NOTE 19: BORROWINGS

Non Current	Note	31.03.2017	31.12.2016

Financial borrowings		797	691
Corporate bonds		22,962	12,158
CAMMESA financing		2,671	2,421
Related parties	30	15	16
		26,445	15,286

Current

Bank overdrafts		3,061	846
Financial borrowings		2,038	7,539
Corporate bonds		1,531	2,246
CAMMESA financing		43	34
Related parties	30	21	21
		6,694	10,686

As of March 31, 2017 and December 31, 2016, the fair values of the Group’s Corporate Bonds amount approximately to $ 25,327 million and $ 14,108 million, respectively. Such values were calculated on the basis of the estimated market price of the Company’s corporate notes at the end of each period/year (Fair value category Level 1 and 2).

The book value of current borrowings approximates their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate to their fair value as they are subject to a variable rate.

The other long-term borrowing were measured at amortized cost, which does not differ significantly from its fair value.

The main variations in the Group's financial structure during the three-month period ended March 31, 2017 and until the date of issuance of these unaudited condensed interim financial statements are described below:

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

19.1 Generation

Redemption of CTLL's CBs

On February 2 and 7, 2017, CTLL decided to fully redeem the principal and interest balance of its Class 3 y Class C CBs for a total amount of $ 50.9 million and $ 258.1 million, respectively. The redemption was performed pursuant to each Prospectus Supplement's specific terms and conditions and was paid using own funds.

Redemption of EASA's CBs

On April 10, 2017, EASA informed that on May 11, 2017 it will redeem 100% of its outstanding CBs at Par for a total nominal amount of U$S 3,862,332.30 and maturing in 2017.  EASA will redeem 100% of its outstanding CBs at a redemption price of U$S 1,000 for each U$S 1,000 of outstanding face value, plus U$S 77,783.08 as accrued and unpaid interest until, but excluding, the redemption date.

19.2 Oil and gas

PEPASA’s Loans

On February 24, 2017, PEPASA entered into the following financial loan agreements:

a)       Galicia: U$S 45 million subject to 1.3% fixed rate, with maturity on August 21, 2017;

b)       ICBC: U$S 15 million subject to 2.5% fixed rate, with maturity on February 16, 2018.

The funds obtained were allocated to working capital financing, and to pre-cancellation of the following loans:

a)       Syndicated: $ 142 million with the CITI bank with maturity on January 28, 2017;

b)       VCP Class 14: $ 296 million with maturity on April 15, 2017;

c)       CBs Series 7: $ 310 million with maturity on August 3, 2017.

On March 1, 2017, PEPASA paid off the loan granted by Banco Galicia on September 9, 2016 in the amount of U$S 6.7 million at a 4.5% fixed rate upon the execution of a new loan agreement with the same entity in the amount of U$S 10 million at a 1.9% fixed rate and maturing on November 27, 2017.

On March 15, 2017, PEPASA prepaid the whole loan executed with Banco Santander on June 10, 2016 for an amount of U$S 105 million, at a fixed rate of 7.5%, maturing on December 31, 2017.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

19.3 Holding and others

19.3.1. Syndicated Loan

On December 7, 2016 and January 18 and 26, 2017, the Company paid off U$S 130 million, U$S 70 million and U$S 71 million, respectively, of the Dollar denominated Acquisition Tranche (Note 20 to the consolidated financial statements as of December 31, 2016). Thus, as of January 26, 2017, the Company had wholly cancelled the Dollar denominated Acquisition Tranche.

On December 7, 2016, the Company cancelled $ 1,000 million of the Peso-denominated Offer Tranche. Later on, through successive payments during the months of January and February 2017, the Company wholly repaid the Peso-denominated Offer Tranche.

19.3.2. YPF Financing

On March 9, 2017, the Board Directors resolved to approve the cancellation by YPF of the price balance payable for the transfer to YPF of 33.33% of all rights and obligations over the Río Neuquén Concession and the rights and obligations representing 80% of the Aguada de la Arena area Joint Venture, through the assignment of the loan the Company held with YPF under the financing obtained for Petrobras’ acquisition, since Pampa and Petrobras are undergoing a merger process, and the Company has taken on the management of Petrobras pursuant to the decision made by the Shareholders’ Meeting dated February 16, 2017. Furthermore, the Board of Directors agreed that Pampa, in its capacity as assigned debtor, should replace YPF. Finally, the parties agreed on the repayment of the due balances under the described terms and conditions.

19.3.3. Global corporate bonds program

On January 22, 2016, the Company's Ordinary and Extraordinary General Shareholders’ Meeting approved the creation of a global Simple Corporate Bond Program, not convertible into shares, for up to U$S 500 million or its equivalent in other currencies, and the issue to its maximum amount at any time, to be issued in one or more classes and / or series.

On November 17, 2016, the Company’s Ordinary Meeting of Shareholders approved the extension for up to U$S 1,000 million or its equivalent in foreign currencies and the issuance of corporate bonds (simple, non-convertible into shares) for up to the maximum amount set in the Corporate Bonds Program outstanding at any time, to be issued in one or more classes and/or series.

The Company’s General Extraordinary Shareholders’ Meeting held on April 7, 2017, approved an increase for up to U.S.$2,000 million of the Pampa Corporate Bonds Program and to modify its terms and conditions to allow for the possibility of issuing either simple (non-convertible into shares) or convertible notes.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

Additionally, the Company's Shareholders’ Meeting resolved to approve:

i)	the issuance of Corporate Bonds convertible into common shares and American Depositary Shares (“ADR”) for a face value of up to U$S 500 million;
ii)

that the issuance only be made if the Company's ADRs listing price reaches a minimum U$S 60 per ADR at the time the Board of Directors resolves to issue. In case the Convertible Bonds are issued, holders will have the option to convert their CBs into common shares at a conversion price to be set by the Board of Directors, which may not be lower than the ADRs listing price at the time of issuance of the Convertible CBs plus a 30% conversion premium;

iii)

a capital stock increase and the corresponding share issuance authorization to the extent it becomes necessary to satisfy the requests for conversion. Common shares to be issued as a result of the conversion will be entitled to dividends as from the date the conversion right is exercised;

iv)

as regards the Board of Directors' proposal for the potential issuance of convertible bonds by the Company: (a) to cancel preemptive and accretion rights pursuant to the last paragraph of section 12 of the Corporate Bonds Act or, if permitted by the regulations in force, under the terms set forth by such regulations; or (b) if the requirements for the approval of subparagraph (a) are not met and in order to avoid an excessive delay in the placement of Corporate Bonds, to reduce the term of exercise of the subscription rights as permitted by Section 12 of Act No. 23,576 to 10 days and to cancel accretion rights; or (c) if the requirements set forth in subparagraphs (a) and (b) above are not met, to reduce the term to exercise the preemptive right to 10 days pursuant to Section 194 of the Companies Act. With a 70.03% capital stock majority, this motion was approved in whole except for the cancellation of preemptive and accretion rights pursuant to the last paragraph of Section 12 of the Corporate Bonds Act by in accordance with regulations in force.

19.3.3.1 Issuance of Bonds

On January 24, 2017, the Company issued Class 1 Corporate Bonds for a face value of U$S 750 million with an issuance price of 99.136%, which accrue interest at a 7.5% fixed rate and will mature on January 24, 2027. Interest are payable semiannually as from July 24, 2017. Funds derived from the issuance of these CBs will be destined to investing in physical assets located in Argentina; financing working capital in Argentina; refinancing liabilities and/or making capital contributions in controlled companies or affiliates to use funds for the above-mentioned purposes.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: PROVISIONS

	Note	03.31.2017	12.31.2016
Non Current
Provisions for contingencies		2,707	3,977
Asset retirement obligation		1,689	1,719
Environmental remediation		163	174
Onerous contract (Ship or pay)	30	251	366
Other provisions		33	31
		4,843	6,267

Current
Provisions for contingencies		108	94
Asset retirement obligation		129	143
Environmental remediation		142	175
Onerous contract (Ship or pay)	30	387	394
		768	806

	03.31.2017
	For contingencies	Asset retirement obligation	For environmental remediation
Non Current
At the beginning of the year	3,977	1,719	174
Increases	94	21	-
Reclasification	(209)	-	-
Decreases	(805)	-	-
Reversal of unused amounts	(350)	(51)	(11)
At the end of the period	2,707	1,689	163

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

	03.31.2017
	For contingencies	Asset retirement obligation	For environmental remediation
Current
At the beginning of the year	94	143	175
Increases	36	-	-
Decreases	(19)	(9)	(29)
Reversal of unused amounts	(3)	(5)	(4)
At the end of the period	108	129	142

	12.31.2016
	For contingencies	Asset retirement obligation
Non Current
At the beginning of the year	265	49
Increases	21	32
At the end of the period	286	81

	12.31.2016
	For contingencies
Current
At the beginning of the year	71
Increases	38
Decreases	(11)
At the end of the period	98

Arbitration Oil Combustibles SA ("OIL")

As of the date of issuance of these unaudited condensed interim financial statements, the parties agreed to terminate the arbitration, stating that they have no more claims with each other.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 21: REVENUE

	03.31.2017	03.31.2016

Sales of energy to the SPOT Market	1,140	295
Sales of energy for the Resolution No. 220/07	299	301
Sales of energy plus	395	171
Other sales	4	3
Generation subtotal	1,838	770

Energy sales (1)	5,332	2,965
Right of use of poles	28	23
Connection and reconnection charges	6	2
Other sales	1	-
Distribution subtotal	5,367	2,990
Oil, Gas and liquid sales	2,067	433
Other sales	160	20
Oil and gas subtotal	2,227	453

Administrative services sales	96	13
Other sales	3	1
Holding and others subtotal	99	14

Refinery and distribution sales	3,862	-
Refinery and distribution subtotal	3,862	-

Petrochemicals sales	1,773	-
Petrochemicals subtotal	1,773	-

Total revenue	15,166	4,227

(1)       Includes revenue from the application of ENRE Resolution No. 347/12 for $ 148.5 million and $ 274.4 million for the periods ended March 31, 2017 and 2016, respectively.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 22: COST OF SALES

	03.31.2017	03.31.2016
Inventories at the beginning of the year	3,360	225

Plus: Charges for the period
Purchases of inventories, energy and gas	6,216	1,505
Salaries and social security charges	1,259	642
Benefits to the personnel	54	8
Accrual of defined benefit plans	39	23
Fees and compensation for services	809	131
Property, plant and equipment depreciations	1,135	244
Intangible assets amortization	8	7
Transport of energy	10	2
Consumption of materials	308	91
Penalties (1)	(41)	527
Maintenance	185	19
Canons and Royalties	523	44
Environmental control	21	-
Rental and insurance	56	15
Surveillance and security	34	5
Taxes, rates and contributions	30	4
Communications	7	7
Water consumption	7	2
Other	48	7
Subtotal	10,708	3,283

Less: Inventories at the end of the period	(3,577)	(229)
Total cost of sales	10,491	3,279

(1)    Includes a recovery of $ 414 million (Note 2.2.2) net of the charge for the period of $ 373 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: SELLING EXPENSES

	03.31.2017	03.31.2016
Salaries and social security charges	247	88
Benefits to the personnel	9	-
Accrual of defined benefit plans	4	2
Fees and compensation for services	143	90
Compensation agreements	67	31
Property, plant and equipment depreciations	43	12
Intangibles assets amortizations	11	-
Taxes, rates and contributions	265	32
Communications	42	16
Penalties	90	59
Doubtful accounts	53	11
Surveillance and security	16	-
Transport	141	-
Maintenance	34	-
Other	31	1
Total selling expenses	1,196	342

NOTE 24: ADMINISTRATIVE EXPENSES

	03.31.2017	03.31.2016
Salaries and social security charges	542	174
Benefits to the personnel	26	4
Accrual of defined benefit plans	30	3
Fees and compensation for services	330	102
Compensation agreements	77	50
Directors' and Syndicates' fees	16	25
Property, plant and equipment depreciations	33	6
Consumption of materials	11	9
Maintenance	26	1
Transport and per diem	4	3
Rental and insurance	28	27
Surveillance and security	22	27
Taxes, rates and contributions	25	6
Communications	9	3
Institutional advertising and promotion	6	1
Other	14	7
Total administrative expenses	1,199	448

NOTE 25: EXPLORATION EXPENSES

	03.31.2017	03.31.2016
Geological and geophysical expenses	10	-
Decrease in abandoned and unproductive wells	3	-
Total exploration expenses	13	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: OTHER OPERATING INCOME AND EXPENSES

Other operating income	Note	03.31.2017	03.31.2016
Recovery of expenses		-	18
Recovery of doubtful accounts		81	-
Surplus Gas Injection Compensation		599	420
Commissions on municipal tax collections		9	4
Services to third parties		94	7
Profit for property, plant and equipment sale		10	-
Dividends received		14	-
Income recognition on account of the RTI - SE Res. No. 32/15		-	431
Higher costs recognition - SE Res. No. 250/13 and subsequent Notes		-	81
Reversal of contingencies provision		488	-
Other		82	5
Total other operating income		1,377	966

Other operating expenses
Provision for contingencies		(149)	(60)
Voluntary retirements - bonus		(12)	(6)
Decrease in property, plant and equipment		(3)	(1)
Severance payments		(5)	(5)
Allowance for uncollectible tax credits		(13)	(7)
Net expense for technical functions		(6)	(5)
Tax on bank transactions		(246)	(59)
Other expenses FOCEDE		-	(14)
Cost for services provided to third parties		(4)	(3)
Compensation agreements		(45)	(19)
Donations and contributions		(2)	(4)
Institutional relationships		(6)	(4)
Extraordinary Canon		(76)	-
Contingent consideration	35	(171)	-
Onerous contract (Ship or Pay)		(37)	-
Other		(214)	-
Total other operating expenses		(989)	(187)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 27: FINANCIAL RESULTS

Finance income	03.31.2017	03.31.2016
Commercial interest	216	90
Financial interest	63	9
Other interest	42	-
Total finance income	321	99

Finance expenses
Commercial interest	(235)	(248)
Fiscal interest	(15)	(8)
Financial interest	(969)	(385)
Other interest	(5)	-
Taxes and bank commissions	(30)	(2)
Other financial expenses	(22)	(3)
Total financial expenses	(1,276)	(646)

Other financial results
Foreign currency exchange difference, net	580	(118)
Changes in the fair value of financial instruments	152	557
Discounted value measurement	(37)	1
Asset retirement obligation	(22)	(31)
Other financial results	4	-
Total other financial results	677	409

Total financial results, net	(278)	(138)

NOTE 28: EARNING (LOSS) PER SHARE

a)    Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the period.

b)    Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares.

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings (loss) per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earnings per share equal to the basic. As of March 31, 2016, the diluted earnings per share is equal to basic.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 28: (Continuation)

	03.31.2017	03.31.2016
Earning attributable to the equity holders of the Company	1,901	608
Weighted average amount of outstanding shares	1,936	1,696
Basic and diluted earnings per share	0.9819	0.3583

As of March 31, 2017, the Company does not hold any significant potential dilutive shares, therefore there are no differences with the basic earnings (loss) per share.

NOTE 29: SEGMENT INFORMATION

The Company is an integrated energy company in Argentina, which participates in the various segments of the electricity sector, in the exploration and production of gas and oil, in petrochemicals and in the refining and distribution of fuels.

Through its own activities, subsidiaries and holdings in joint ventures and affiliates, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, CTG, CTLL, HINISA, HIDISA, PACOSA, Greenwind, PEFMSA, PEA, Enecor, TMB, TJSM and through its own electricity generation activities through Central Térmica Genelba and Econoergía, the Pichi Picún Leufú hydroelectric complex.

Electricity Distribution, consisting of the Company’s indirect interest in Edenor.

Oil and Gas, consisting of the Company’s own interests in oil and gas areas and through its direct interest in PEPASA, PELSA and investments in Oldelval and OCP associates.

Refining and Distribution, consisting of the Company’s own operations in the refinery at Bahía Blanca and the service station network, the equity interest in Refinor associate and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas segment. The Refining and Distribution segment has a common strategy in line with the integration of Company operations and according to the industry regulations seeking to meet the domestic market supply.

Petrochemicals, comprising of the Company’s own styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

Holding and Other Business, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries, which hold the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segment based on its individual net results.

Taking into account that the segments indicated above have been restructured as a consequence of the acquisition of Petrobras as of July 27, 2016, the comparative information by segment has been restated to reflect the current segmentation.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information as of March 31, 2017	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	1,838	5,367	2,227	3,862	1,773	99	-	15,166
Intersegment sales	10	-	1,671	129	34	7	(1,851)	-
Cost of sales	(1,087)	(3,585)	(2,649)	(3,393)	(1,646)	(1)	1,870	(10,491)
Gross profit	761	1,782	1,249	598	161	105	19	4,675

Selling expenses	(18)	(499)	(186)	(435)	(58)	-	-	(1,196)
Administrative expenses	(81)	(323)	(259)	(13)	(11)	(519)	7	(1,199)
Exploration expenses	-	-	(13)	-	-	-	-	(13)
Other operating income	317	23	706	56	17	258	-	1,377
Other operating expenses	(100)	(164)	(243)	(19)	(38)	(425)	-	(989)
Share of profit in joint ventures	-	-	-	-	-	283	-	283
Share of profit in associates	-	-	2	9	-	-	-	11
Operating profit (loss)	879	819	1,256	196	71	(298)	26	2,949

Financial income	188	59	45	3	3	62	(39)	321
Financial expenses	(237)	(402)	(151)	(3)	-	(522)	39	(1,276)
Other financial results	(13)	193	80	26	(10)	401	-	677
Financial results, net	(62)	(150)	(26)	26	(7)	(59)	-	(278)
Profit (loss) before income tax	817	669	1,230	222	64	(357)	26	2,671

Income tax and minimun notional income tax	459	(234)	(129)	(5)	-	(467)	-	(376)
Profit (loss) for the period	1,276	435	1,101	217	64	(824)	26	2,295

Depreciation and amortization (2)	180	101	853	55	27	14	-	1,230

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information as of March 31, 2017	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	1,244	231	943	217	64	(824)	26	1,901
Non - controlling interest	32	204	158	-	-	-	-	394

Consolidated statement of financial position as of March 31, 2017
Assets	18,810	19,936	21,802	6,130	3,236	20,499	(4,742)	85,671
Liabilities	9,175	19,129	12,824	3,495	1,967	27,653	(4,742)	69,501

Additional consolidated information as of March 31, 2017
Increases in property, plant and equipment	1,190	760	723	37	21	17	-	2,748

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 12 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment and intangible assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information as of March 31, 2016	Generation	Distribution of energy (1)	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	770	2,990	453	14	-	4,227
Intersegment sales	-	-	25	5	(30)	-
Cost of sales	(343)	(2,645)	(314)	(2)	25	(3,279)
Gross profit (loss)	427	345	164	17	(5)	948

Selling expenses	(7)	(289)	(46)	-	-	(342)
Administrative expenses	(108)	(227)	(69)	(49)	5	(448)
Other operating income	4	526	421	15	-	966
Other operating expenses	(24)	(125)	(35)	(3)	-	(187)
Share of loss in joint ventures	-	-	-	(30)	-	(30)
Share of loss in associates	-	-	-	(3)	-	(3)
Operating profit (loss)	292	230	435	(53)	-	904

Financial income	77	26	-	3	(7)	99
Financial expenses	(127)	(392)	(172)	38	7	(646)
Other financial results	106	(329)	1	631	-	409
Financial results, net	56	(695)	(171)	672	-	(138)
Profit (loss) before income tax	348	(465)	264	619	-	766

Income tax and minimun notional income tax	(87)	89	(81)	(14)	-	(93)
Profit (loss) for the period	261	(376)	183	605	-	673

Depreciation and amortization (2)	38	85	146	-	-	269

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

Consolidated profit and loss information as of March 31, 2016	Generation	Distribution of energy (1)	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	227	(315)	91	-	-	605	-	608
Non - controlling interest	34	(61)	92	-	-	-	-	65

Consolidated statement of financial position as of December 31,2016
Assets	19,577	17,219	19,414	6,259	2,812	19,494	(7,498)	77,277
Liabilities	8,632	18,856	11,662	3,267	2,401	25,883	(7,498)	63,203

Additional consolidated information as of December 31, 2016
Increases in property, plant and equipment	220	629	451	-	-	-	-	1,300

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 256 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment and intangible assets (recognized in cost of sales, administrative expenses and selling expenses).

Accounting criteria used by the subsidiaries to measure results, assets and liabilities of the segments is consistent with that used in the consolidated financial statements. Transactions between different segments are conducted under market conditions. Assets and liabilities are allocated based on the segment’s activity.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	03.31.2017	03.31.2016
Joint ventures:
Transener (a)	11	3
TGS (b)	133	-
Other related parties:
TGS (b)	-	58
Refinor (c)	27	-
Oldelval	1	-
	172	61

(a)              Corresponds primarily to advisory services in technical assistance.

(b)              Corresponds primarily to advisory services in technical assistance and sale of refined products.

(c)              Corresponds mainly to the sale of crude oil.

b)    Purchases of goods and services

	03.31.2017	03.31.2016
Joint ventures:
Transener	-	(1)
TGS (a)	(18)	-
SACME	(13)	(8)
Other related parties:
TGS	-	(1)
Origenes Vida	(3)	(1)
Refinor (b)	(96)	-
Oldelval (c)	(17)	-
	(147)	(11)

(a)     Corresponds mainly to natural gas transportation services.

(b)     Corresponds mainly to the purchase of refined products.

(c)     Corresponds mainly to oil transportation services.

c)     Fees for services

	03.31.2017	03.31.2016
Other related parties:
Salaverri, Dellatorre, Burgio & Wetzler	(9)	(7)
	(9)	(7)

Corresponds to fees for legal advice.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: (Continuation)

d)    Other operating expenses

	03.31.2017	03.31.2016
Other related parties:
Foundation	(2)	(4)
	(2)	(4)

Corresponds to donations.

e)     Financial income

	03.31.2017	03.31.2016
Joint ventures:
TGS	16	-
	16	-

Corresponds to finance leases

f)      Financial expenses

	03.31.2017	03.31.2016
Other related parties:
Orígenes Retiro	(2)	(45)
	(2)	(45)

g)    Dividends

	03.31.2017	03.31.2016
Other related parties:
CIESA	-	4
	-	4

h)    Balances with related parties:

As of March 31, 2017	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	15	-	-
TGS	64	696	57
SACME	-	7	-
Other related parties:
Ultracore	-	-	4
Refinor	10	-	9
Other	1	-	1
	90	703	71

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: (Continuation)

As of March 31, 2017	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Non Current	Current
Joint ventures:
TGS	10	-	-	-	-	-
SACME	-	6	-	-	-	-
Other related parties:
Orígenes Retiro	-	-	15	21	-	-
OCP	-	-	-	-	251	387
UTE Apache	-	5	-	-	-	-
Refinor	38	-	-	-	-	-
Oldelval	18	-	-	-	-	-
Other	1	6	-	-	-	-
	67	17	15	21	251	387

As of December 31, 2016	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	10	-	-
TGS	90	733	88
SACME	-	7	1
Other related parties:
Ultracore	-	-	4
Refinor	6	-	4
Oldelval	1	-	-
Other	1	-	1
	108	740	98

As of December 31, 2016	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Non Current	Current
Joint ventures:
Transener	9	-	-	-	-	-
TGS	116	-	-	-	-	-
SACME	-	5	-	-	-	-
Other related parties:
Orígenes Retiro	-	-	16	21	-	-
OCP	-	-	-	-	366	394
UTE Apache	-	5	-	-	-	-
Refinor	32	-	-	-	-	-
Oldelval	22	-	-	-	-	-
Other	2	4	-	-	-	-
	181	14	16	21	366	394

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: FINANCIAL INSTRUMENTS

The following chart shows the Company’s financial assets and liabilities measured at fair value and classified according to their hierarchy as of March 31, 2017 and December 31, 2016.

As of March 31, 2017	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	11	-	-	11
Government securities	6,329	-	-	6,329
Shares	-	-	150	150
Investment funds	2,098	-	-	2,098
Cash and cash equivalents
Investment funds	26	-	-	26
Derivative financial instruments	-	6	-	6
Other receivables	3	-	-	3
Total assets	8,467	6	150	8,623

As of December 31, 2016	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	12	-	-	12
Government securities	1,576	-	-	1,576
Trust	-	-	150	150
Investment funds	3,189	-	-	3,189
Other	3	-	-	3
Cash and cash equivalents
Investment funds	61	-	-	61
Derivative financial instruments	-	13	-	13
Other receivables	29	-	-	29
Total assets	4,870	13	150	5,033

The techniques used for the measurement of assets at fair value through profit and loss, classified as Level 2 and 3, are detailed below:

- Derivative Financial Instruments: calculated from variations between market prices at the closing date, and the prices at the time of agreement.

- Shares: they were determined based on Income approach through the Indirect Cash Flow method (net present value of expected future cash flows) and the discount rates used were estimated taking the Weighted Average Cost of Capital (“WACC”) rate as a parameter.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: ASSETS AND LIABILITIES IN FOREIGN CURRENCY

	Type	Amount of foreign currency	Exchange rate (1)	Total 03.31.2017	Total 12.31.2016

ASSETS

NON CURRENT ASSETS
Financial instruments
Financial assets at amortized cost
Third parties	U$S	0.1	15.340	1	1
Other receivables
Related parties	U$S	45.3	15.340	696	733
Third parties	U$S	82.6	15.290	1,263	934
Financial assets at fair value through profit and loss
Third parties	U$S	-	-	-	513
Total non current assets				1,960	2,181

CURRENT ASSETS

Financial instruments
Financial assets at fair value through profit and loss
Third parties	U$S	383.8	15.290	5,869	678
Derivative financial instruments
Third parties	U$S	0.4	15.290	5	-
Trade and other receivables
Related parties	U$S	7.0	15.340	107	106
Third parties	U$S	149.3	15.290	2,283	4,464
	EUR	0.1	16.313	2	1
	VEF	30.3	0.0218	1	2

Cash and cash equivalents	U$S	186.3	15.290	2,848	1,087
	EUR	0.2	16.313	3	2
	VEF	2	0.0218	-	-
Total current assets				11,118	6,340
Non Financial instruments
Non current assets classified as held for sale	U$S	1.2	15.290	18	19
Total assets				13,096	8,540

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 03.31.2017	Total 12.31.2016

LIABILITIES

NON CURRENT LIABILITIES

Financial instruments
Borrowings
Related parties	U$S	1.0	15.340	15	16
Third parties	U$S	1,488.2	15.390	22,904	11,737

Non financial instruments
Provisions
Related parties	U$S	16.3	15.340	251	366
Third parties	U$S	151.1	15.390	2,325	2,378

Total non current liabilities				25,495	14,497

CURRENT LIABILITIES

Financial instruments
Trade and other payables
Related parties	U$S	1.8	15.340	28	95
Third parties	U$S	189.7	15.390	2,919	3,447
	EUR	15.7	16.458	259	57
	SEK	-	-	-	6
	VEF	3.4	0.022	-	5
Borrowings
Third parties	U$S	126.4	15.390	1,945	5,398

Non financial instruments
Salaries and social security payable
Third parties	U$S	0.1	15.390	1	1
Taxes payables
Third parties	U$S	0.6	15.390	9	11
Provisions
Related parties	U$S	25.4	15.340	387	394
Third parties	U$S	17.1	15.390	263	307
	VEF	2.1	0.022	-	-
Total current liabilities				5,811	9,721
Total liabilities				31,306	24,218

(1) The Exchange rates correspond to March 31, 2017 by the National Bank for U.S. dollars (U$S), euros (EUR) and Swedish kroner (SEK). The exchange rates used correspond to those published by the Central Bank of Venezuela for the bolivar (VEF). For balances with related parties, the Exchange rate used is the average.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: ECONOMIC AND FINANCIAL SITUATION OF DISTRIBUTION SEGMENT

In fiscal year 2016, Edenor recorded, as it did in fiscal years 2012 and 2014, negative operating and net results, thus deteriorating once again its economic and financial situation, which had temporarily improved in fiscal year 2015 as a consequence of the issuance by the SE of Resolution No. 32/15, which addressed the need for the adjustment of the distribution companies’ resources and considered that the adoption of urgent and interim measures was necessary in order to maintain the normal provision of the public service, object of the concession.

This imbalance in the business equation was caused by the delay in the compliance with certain obligations under the Adjustment Agreement, especially with regard to both the recognition of the semiannual rate adjustments resulting from the MMC, and the carrying out of the RTI, mitigated by the adoption of certain interim measures.

In that regard, Edenor has absorbed the higher costs associated with the provision of the service and complied with the execution of the investment plan and the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service in a satisfactory manner in terms of quality and safety, which, in a context of constant increase in the demand for electricity, has deteriorated Edenor’s economic and financial equation over all these years.

As part of the measures aimed at the restructuring of the electricity sector, in January 2016, the MEyM issued Resolutions Nos. 6 and 7 and the ENRE its Resolution No. 1, which approved a new electricity rate system that reflected the new generation cost and sought to partially adjust the Distribution companies’ revenue in order for them to be able to cover their operating costs and make investments.

At the same time, the aforementioned MEyM Resolution No. 7/16 repealed SE Resolution No. 32/15, pursuant to which the government grant mentioned in the first paragraph of this Note had been granted, and instructed the ENRE to take all the necessary steps to conclude the RTI before December 31, 2016. In this regard, the ENRE issued the Resolution that approved the program for the Review of the distribution tariff, establishing the criteria and methodologies for the process. As a result, on October 28, 2016, the public hearing necessary to define the electricity rate schedule for the next period was held and the new electricity rate schedule, effective as from February 1, 2017, was issued by means of ENRE Resolution No. 63/17 (Note 2.2.1).

Considering the application of the RTI as from February 1, 2017, the Company’s Board of Directors is optimistic that the new electricity rates will result in the Company’s operating once again under a regulatory framework with clear and precise rules, which will make it possible not only to cover the operation costs, afford the investment plans and meet debt interest payments, but also to deal with the impact of the different variables that affect the Edenor’s business.

As of March 31, 2017, the result of operations for the three-month period of Edenor amounts to $ 421.4 million – profit-, whereas the working capital totals $ 2.8 billion – deficit-, which includes the amount owed to CAMMESA for $ 3.9 billion (principal plus interest accrued as of March 31, 2017). Edenor has submitted a payment plan proposal based on its available and projected cash flows, in respect of which no reply from CAMMESA has been received as of the date of issuance of these condensed interim financial statements.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: DISCONTINUATION OF THE ARBITRATION PROCEEDING BEFORE THE ICSID

On March 28, 2017 the Secretariat of the World Bank’s International Centre for Settlement of Investment Disputes ("ICSID") took note of the discontinuance of the arbitration proceeding brought by EDF International and EASA in August 2003 regarding the breach of Edenor's concession agreement as a result of the passing of Public Emergency and Exchange Rate Regime Reform Act No. 25,561. The claimants' waiver was a condition of Edenor's Contract Renegotiation Memorandum of Understanding which had to be met after the issuance of the tariff scheme resulting from the Full Tariff Review, which was implemented through ENRE Resolution No. 63/2017 dated February 1, 2017 and is effective as from such date.

NOTE 35: REGULARIZATION REGIME (MORATORIUM)

Between the 29th and the 31st of March 2017, the Company adhered to the regularization regime (moratorium) provided for Law No. 27,260 in relation to certain tax claims and provisions. The Company related liabilities were mainly attributable to contingencies identified in Petrobras’s acquisition process including interpretation differences with the Argentine tax authority regarding i) the time of recording well abandonment expenses for income tax purposes, ii) the exemption from the Tax on Personal Assets as Substitute Taxpayer for the shareholder PPSL; iii) the Tariff heading used by the Company for certain exported products; and iv) inaccurate customs regarding the importation of a turbine supplied by Siemens Germany, including certain spare parts that had not been required nor declared by the Company. In relation to the last matter described before, the Company entered into an agreement with Siemens pursuant to which Pampa will receive the reimbursement of related incurred costs. As of December 31, 2016, the carrying amount of the matters that were included in the moratorium amounted to $ 1,332 million and $ 668 million disclosed as provisions and tax payables, respectively.

As the adhesion to the regularization regime provided for benefits of releasing tax fines and reducing compensatory interests, the Company has recorded on March 31, 2017 a net gain after income tax effects of $335 million, which in turn, generated the payment of approximately $171 million to Petrobras Brazil as contingent consideration payable in accordance to the share purchase agreement for the acquisition of Petrobras. On April 18, 2017, the Company paid this obligation.

NOTE 36: SHARE BASED PAYMENTS

Company Value Sharing (the “Company-Value Compensation”)

On January 18, 2017, PEPASA’s officers requested to receive a significant portion of the right due as of that date, which was paid by the Company on January 31, 2017.

Stock-based Compensation Plan - Specific Program for the 2017-2019 Period

On April 7, 2017, the Company's Shareholders’ Meeting ratified the approval of the Stock-based Compensation Plan by the Board of Directors on its February 8, 2017 meeting, as well as its terms and conditions; and approved the cancellation of the preferential offer to shareholders in respect to the disposition of such shares as authorized by Section 67 of Capital Markets' Act No. 26,831 for the purposes of implementing such Plan.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 36: (Continuation)

As of the issuance date of these Condensed Interim Financial Statements, the Company has determined that 383,198 treasury shares should be delivered to employees pursuant to the first Specific Program (2017-2019 period), with vests in March 2017, 2018 and 2019, of 33%, 33% and 34%, respectively.

As of the issuance date of these Condensed Interim Financial Statements, the Company has acquired 193,000 treasury shares and 92,280 treasury ADRs for an amount of $ 72 million, which will be destined to the implementation of the Company's Stock-based Compensation Plan.

Edenor´s Share-based Compensation Plan

In the last months of fiscal year 2016, Edenor’s Board of Directors proposed that the treasury shares be used for the implementation of a long-term incentive plan in favor of executive directors, managers or other personnel holding key executive positions in the Company in an employment relationship with the latter and those who in the future are invited to participate, under the terms of section 67 of Law No. 26,831 on Capital Markets. The plan was ratified and approved by the ordinary and extraordinary shareholders’ meeting held on April 18, 2017.

At the date of issuance of these condensed interim financial statements, Edenor awarded a total of 1,618,332 shares to executive directors and managers as additional remuneration for their performance in special processes developed during fiscal year 2016.

The fair value of the previously referred to shares at the award date, amounted to $ 42.3 million and has been recorded in the Salaries and social security taxes line item, with a contra account in Equity.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: SUBSEQUENT EVENTS

37.1. General Ordinary and Extraordinary Shareholders’ Meeting

On April 7, 2016, the Company’s General Ordinary Shareholders’ Meeting approved the allocation of earnings for the fiscal year ended December 31, 2016, which amounted to $ 1,352 million, as follows: $ 68 million to the legal reserve, and $ 1,284 million to the voluntary reserve.

37.2. Ordinary and Extraordinary Shareholders’ Meeting

The Edenor Ordinary and Extraordinary Shareholders’ Meeting held on April 18, 2017 resolved, among other issues, the following: (i) to approve the use of the treasury shares for the implementation of the long-term incentive plan in favor of certain key personnel and (ii) not to carry out the share capital reduction, deferring it and instructing the Board of Directors to call an Extraordinary Shareholders’ Meeting in order to deal with this issue if, as a consequence of the results of operations for the quarters ending March 31 and June 30, 2017, Edenor continues to be subject to compliance with the mandatory share capital reduction.

37.3. PEPASA loans

CB Serie 8

On May 8, 2017, PEPASA pre-paid the CB Series 8 for $ 403 million maturing on June 22, 2017.

Santander Río loan

On May 10, 2017, PEPASA entered into a loan agreement with Santander Río in the amount of US$ 50 million maturing within 36 months of the date of disbursement and accruing interest at a fixed rate of 4.1%.

37.4 Regulatory framework of Edenor – Bill on electricity dependent patients

On April 26, 2017, the Senate unanimously approved a bill originally drafted by the House of Representatives, which purpose is to guarantee the permanent and free of charge supply of electricity to those individuals who qualify as dependent on power for reasons of health and require medical equipment necessary to avoid risks in their lives or health. The bill provides that the account holder of the service or someone who lives with him/her (a cohabitant) that is registered as “Electricity dependent for reasons of health” will be exempt from the payment of all and every connection fee and will benefit from a special free of charge tariff treatment in the electric power supply service under national jurisdiction, which consists in the recognition of the entire amount of the power bill. For such purpose, the bill provides that Federal Executive Power will make the necessary budget allocations. Additionally, the bill states that the distribution company will, upon request, provide the account holder of the service or a cohabitant that is registered as Electricity dependent for reasons of health with a power generator or the appropriate equipment free of charge, including the costs associated with the operation thereof, capable of providing the electric power necessary to satisfy the operation of the medical equipment. As of the date of issuance of these condensed interim financial statements, the bill has neither been passed nor rejected, in whole or in part, by the Federal Executive Power.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Pampa Energía Sociedad Anónima (Pampa Energía S.A.)

We have reviewed the accompanying unaudited consolidated condensed interim statement of financial position of Pampa Energía S.A. and its subsidiaries as of March 31, 2017, and the related unaudited consolidated condensed interim statements of comprehensive income, changes in equity and cash flows for the three- month periods ended March 31, 2017 and 2016. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying unaudited consolidated condensed interim financial statements for them to be in conformity with International Accounting Standard 34 “Interim Financial Reporting”, as issued by the International Accounting Standard Board.

Autonomous City of Buenos Aires, May 11, 2017.

/s/ PRICE WATERHOUSE & CO. S.R.L.

R. Sergio Cravero (Partner)